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                                                                     EXHIBIT (i)






[PAUL HASTINGS LETTERHEAD]






June 25, 2002


The Metzler/Payden Investment Group
333 South Grand Avenue
Los Angeles, California  90071

Re:     Metzler/Payden International Equity Fund
        Metzler/Payden ADR Equity Fund
        Metzler/Payden European Equity Fund

Ladies and Gentlemen

We have acted as legal counsel to The Metzler/Payden Investment Group, a Delaware business trust (the "Trust"), in connection with Pre-Effective Amendment No. 1 (the "Amendment") to the Trust's Registration Statement on Form N-1A filed with the Securities and Exchange Commission and relating to the issuance by the Trust of an indefinite number of shares of beneficial interest (the "Shares") of the Metzler/Payden International Equity Fund, Metzler/Payden ADR Equity Fund and Metzler/Payden European Equity Fund series of the Trust (each a "Fund").

In connection with this opinion, we have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons, and the conformity to the originals of all records, documents, and instruments submitted to us as copies. We have based our opinion on the following:

        (a) the Trust's Certificate of Trust filed with the Secretary of State of Delaware on March 22, 2002 and the Trust's Declaration of Trust dated May 1, 2002.

        (b)    the Bylaws of the Trust;

        (c) resolutions of the Trustees of the Trust adopted at a meeting on June 11, 2002, authorizing the issuance of the Shares; and

        (d) a certificate of an office of the Trust as to certain factual matters relevant to this opinion.



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The Metzler/Payden Investment Group
June 25, 2002

Page 2



Our opinion below is limited to the federal law of the United States of America and the business trust law of the State of Delaware. We are not licensed to practice law in the State of Delaware, and we have based our opinion below solely on our review of Chapter 38 of Title 12 of the Delaware Code and the case law interpreting such Chapter as reported in Delaware Code Annotated. We have not undertaken a review of other Delaware law or of any administrative or court decision in connection with rendering this opinion. We disclaim any opinion as to any law other than that of the United State of America and the business trust law of the State of Delaware as described above, and we disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental authority.

Based on the foregoing and our examination of such questions of law as we have deemed necessary and appropriate for the purpose of this opinion, and assuming that (i) all of the Shares will be issued and sold for cash at the per-share public offering price on the date of their issuance in accordance with statements in the Funds' Prospectus included in Amendment and in accordance with the Declaration of Trust, (ii) all consideration for the Shares will be actually received by the Funds, and (iii) all applicable securities laws will be complied with, it is our opinion that, when issued and sold by the Funds, the Shares will be legally issued, fully paid and nonassessable.

This opinion is rendered to you in connection with the filing of the Amendment and is solely for your benefit. This opinion may not be relied upon by you for any other purpose or relied upon by any other person, firm, corporation or other entity for any purpose, without our prior written consent. We disclaim any obligation to advise you of any developments in areas covered by this opinion that occur after the date of this opinion.

We hereby consent to (i) the reference to our firm as legal counsel to the Trust in the Statement of Additional Information included in the Amendment; and (ii) the filing of this opinion as an exhibit to the Amendment.

Very truly yours,


/s/ PAUL, HASTINGS, JANOFSKY & WALKER LLP